Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 23, 2012 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated March 14, 2012 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated
March 14, 2012 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 15 to the Registration Statement (Form N-6,
No. 333-71521) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Survivorship Flexible Premium Variable Universal Life.

/s/Ernst & Young LLP

Des Moines, Iowa

April 23, 2012